UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 7, 2009

GREEN PLAINS RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in its charter)

IOWA	001-32924	84-1652107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Employer No.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska		68114
(Address of principal executive offices)		(Zip Code)

(402) 884-8700
Registrant’s Telephone Number, Including Area Code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2009, the shareholders of Green Plains Renewable Energy, Inc. (the “Company”) approved the Green Plains Renewable Energy, Inc. 2009 Equity Incentive Plan (the ‘‘2009 Equity Incentive Plan’’). The purpose of the 2009 Equity Incentive Plan is to promote the interests of the Company and its shareholders by aligning the interests of participants with the interests of the Company’s shareholders.  The following is a summary of the material terms of the 2009 Equity Incentive Plan and is qualified in its entirety by reference to the 2009 Equity Incentive Plan. A copy of the 2009 Equity Incentive Plan is included as Exhibit 10.1 to this Current Report.

The Company’s Compensation Committee will administer the 2009 Equity Incentive Plan and will have full power and authority to determine when and to whom awards will be granted, consistent with the provisions of the 2009 Equity Incentive Plan. The aggregate number of shares of Common Stock that may be issued under all stock-based awards is 1,000,000. Shares related to awards that are forfeited or expire unexercised shall be added back and shall be available again under the 2009 Equity Incentive Plan.

Any employee, director or consultant of the Company or its subsidiaries, who is selected by the Compensation Committee, is eligible to receive an award under the 2009 Equity Incentive Plan. Awards may be granted alone or in addition to any other award granted under the 2009 Equity Incentive Plan or any other compensation plan. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, or shares of common stock, or any combination of these in a single payment. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR.

Awards other than options and SARs may be granted subject to the achievement of performance goals. The performance goals may be established by the Compensation Committee from time to time. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the performance goals may be one or more of certain business criteria set forth in the 2009 Equity Incentive Plan.

The holder of an option will be entitled to purchase a number of shares of common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The holder of a SAR is entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares of common stock over the grant price of the SAR. Such amount shall be paid in shares of common stock or in cash, as specified in the award agreement. SARs shall vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

The Company may also grant restricted stock or restricted stock units, subject to restrictions imposed by the Compensation Committee for a specified time period determined by the Compensation Committee. The holder of restricted stock will be entitled to vote the shares and to receive any dividends declared on the shares; however, any dividends declared in shares will be subject to the same restrictions as the underlying shares. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of common stock, at some future date determined by the Compensation Committee. The holder of restricted stock units will not have voting rights but will receive dividends paid with respect to the underlying shares. The Compensation Committee may also grant other equity-based awards, including unrestricted shares of our common stock, subject to terms and conditions determined by the Compensation Committee.

Upon change in control, as defined in the 2009 Equity Incentive Plan, all outstanding options, SARs, restricted stock and restricted stock units that are not converted into similar awards with respect to the survivor or successor parent corporation shall become fully vested and, in the case of options and SARs, fully exercisable. Options, SARs, restricted stock and restricted stock units that are converted into similar awards with respect to the survivor or successor parent corporation upon a change in control shall vest and, in the case of options and SARs, become fully exercisable upon a qualifying termination, as defined in the 2009 Equity Incentive Plan.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits

Number	Description

10.1	2009 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2009	Green Plains Renewable Energy, Inc.. By: /s/ Todd Becker Todd Becker Chief Executive Officer (Principal Executive Officer)

Exhibit Index

Number	Description

10.1	2009 Equity Incentive Plan

5